Exhibit 99.1

BioSig Announces Reverse Stock Split

● Common Stock Will Begin Trading on Split-Adjusted Basis on February 2, 2024

Westport, CT, January 31, 2024 (GLOBE NEWSWIRE) -- BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company committed to delivering unprecedented accuracy and precision to intracardiac signal visualization, today announced that it intends to effect a reverse stock split of its common stock at a ratio of 1 post-split share for every 10 pre-split shares. The reverse stock split will become effective at 4:05 p.m. New York Time on Thursday, February 1, 2024. BioSig’s common stock will continue to trade on the Nasdaq Capital Market under the symbol BSGM. It will begin trading on a split-adjusted basis when the market opens on Friday, February 2, 2024. The new CUSIP number for the common stock following the reverse stock split will be 09073N3008.

At the Company’s annual meeting of stockholders held on December 18, 2023, BioSig’s stockholders granted the Company’s board of directors (the “Board”) the discretion to effect a reverse stock split of all of the outstanding shares of the Company’s common stock through an amendment to its Amended and Restated Certificate of Incorporation at a ratio in the range of 1-for-2 to 1-for-10, with the exact exchange ratio and timing to be determined by the Company’s Board.

At the effective time of the reverse stock split, every ten shares of BioSig’s issued and outstanding common stock will be converted automatically into one issued and outstanding share of common stock without any change in the par value per share. Stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 1-for-10 reverse stock split. It is not necessary for stockholders holding shares of the Company’s common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the reverse stock split, although stockholders may do so if they wish.

The reverse stock split will affect all stockholders uniformly. It will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. Any fractional share of a stockholder resulting from the reverse stock split will be rounded up to the nearest whole number of shares. The reverse stock split will reduce the number of shares of BioSig’s common stock outstanding from 93,344,435 to approximately 9,334,636, subject to adjustment for the rounding up of fractional shares. Proportional adjustments will be made to the number of shares of BioSig’s common stock issuable upon the exercise or conversion of BioSig’s equity awards, convertible preferred stock and warrants, and the applicable exercise or conversion price. The reverse stock split will have no effect on the number of authorized shares of common stock or the par value per share. Stockholders with shares in brokerage accounts should direct any questions concerning the reverse stock split to their broker; all other stockholders may direct questions to the Company’s transfer agent, Securities Transfer Corporation, via email at info@stctransfer.com or by telephone at 1-469-633-0101.

About BioSig Technologies, Inc.

BioSig Technologies is a medical technology company focused on deciphering the body’s electrical signals, starting with heart rhythms. By leveraging a first-of-its-kind combination of hardware and software, we deliver unprecedented cardiac signal clarity, ending the reliance on ‘mixed signals’ and ‘reading between the lines.’ Our platform technology addresses some of healthcare’s biggest challenges—saving time, costs, and lives.

The Company’s product, the PURE EP™ Platform, an FDA 510(k) cleared non-invasive class II device, provides superior, real-time signal visualization, allowing physicians to perform highly targeted cardiac ablation procedures with increased procedural efficiency and efficacy.

An estimated 14.4 million Americans suffer from cardiac arrhythmias, and the global EP market is projected to reach $16B in 2028 with an 11.2% growth rate.1

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the effect that the reverse stock split may have on the price of BioSig’s common stock; (ii) BioSig’s ability to regain compliance with and meet the continued listing requirements of The Nasdaq Capital Market to maintain listing of its common stock; (iii) the geographic, social, and economic impact of pandemics or worldwide health issues on BioSig’s ability to conduct BioSig’s business and raise capital in the future when needed; (iv) BioSig’s inability to manufacture its products and product candidates on a commercial scale on their own, or in collaboration with third parties; (v) difficulties in obtaining financing on commercially reasonable terms; (vi) changes in the size and nature of BioSig’s competition; (vii) loss of one or more key executives or scientists; and (viii) difficulties in securing regulatory approval to market BioSig’s products and product candidates. For a discussion of other risks and uncertainties, and other important factors, any of which could cause BioSig’s actual results to differ from those contained in forward-looking statements, see BioSig’s filings with the Securities and Exchange Commission (SEC), including the section titled “Risk Factors” in BioSig’s Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2023. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. BioSig assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise, except as required by law.

Contact:

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

55 Greens Farms

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133

1 Cardiac Ablation Market. (2022, December). Global Market Insights. https://www.gminsights.com/industry-analysis/cardiac-ablation